Exhibit 10.5
GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC
AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT
THIS AGREEMENT made as of the 6th day of September, 2024 is by and between Goldman Sachs Real Estate Finance Trust Inc (the “Company”), a Maryland corporation, and Goldman Sachs & Co. LLC (“Goldman Sachs”), a New York limited liability company.
WITNESSETH:
WHEREAS, the Company desires to appoint Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the services contemplated hereby with respect to the Company in connection with the Company’s shares of common stock, par value $0.01 per share (“Common Stock”), and preferred stock, par value $0.01 per share (“Preferred Stock” and, together with the Common Stock, “Shares”); and
WHEREAS, Goldman Sachs is a registered transfer agent and is authorized to enter into this agreement and desires to accept appointment as Transfer Agent and Dividend Disbursing Agent.
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.     APPOINTMENT
1.01.    Subject to the terms set forth in this Agreement, the Company hereby appoints Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the services contemplated hereby with respect to the Company.
1.02.    Goldman Sachs hereby accepts such appointment and agrees that it will act as Transfer Agent and Dividend Disbursing Agent and perform the services described herein with respect to the Company.
1.03.    Goldman Sachs agrees to provide the necessary facilities, equipment and executive, administrative and clerical personnel to perform its duties and obligations hereunder in accordance with the terms hereof.
1.04.    Goldman Sachs may engage third parties to act as agents for the purpose of providing some or all of the transfer agency services described below all as shall be set forth in a written contract between Goldman Sachs and the agent; provided, however, that the appointment of any agent shall not relieve Goldman Sachs of its responsibilities or liabilities hereunder.

2.    TRANSFER AGENT
2.01.    Goldman Sachs shall, subject to any instructions (as contemplated by Section 5 hereof), record the issuance, transfer, and repurchases of Shares in accordance with the following provisions of this Section 2.
2.02.    Goldman Sachs will review and process subscriptions for Common Stock, in coordination with and subject to the direction of the Company. When a subscription for a class or series of Common Stock has been received in good order and accepted for closing, Goldman Sachs shall compute, in accordance with the Stockholder Documents (the term “Stockholder Documents,” as used herein, shall be deemed to mean the Company’s then current Confidential Private Placement Memorandum, all applicable supplements thereto, the share repurchase plan, the distribution reinvestment plan, and all reports and other materials filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), unless the context otherwise requires), the number of shares of Common Stock to be purchased at the applicable purchase price of such class or series of Common Stock applicable to such order and shall (i) credit the account of the purchaser with the number of shares of such class or series of Common Stock so purchased as of the time contemplated by the Stockholder Documents and (ii) upon the settlement date, deliver to the purchaser a confirmation of such purchase and notice of such credit.
2.03.    Upon receipt of requests for transfer in proper form and in accordance with all applicable instructions of the Company (as contemplated by Section 5 hereof), Goldman Sachs shall make appropriate entries to reflect the transfer of Shares on the records of the Company maintained by it.
2.04.    Goldman Sachs shall make an adequate and accurate record of the date and time of receipt of all repurchase requests transmitted or delivered to it, and shall process such requests in accordance with the following provisions. If such repurchase requests comply with the standards for repurchase approved by the Company (as evidenced by the Stockholder Documents, a repurchase offer and/or instructions), Goldman Sachs shall process and settle such repurchase requests in accordance with the Stockholder Documents, the repurchase offer and/or instructions. If any such request for repurchase does not comply with the standards for repurchases approved by the Company, Goldman Sachs shall take such actions as it reasonably deems appropriate under the circumstances and as recommended by the Company’s instructions. With respect to any repurchase requests settled and processed, Goldman Sachs shall (i) deduct from the account of the tendering record holder of shares of Common Stock (“Common Shareholder”) the class or series and number of shares of Common Stock repurchased by the Company as of the time contemplated by the Stockholder Documents, repurchase offer or instructions and (ii) deliver to the tendering Common Shareholder a confirmation of the repurchase.

2.05.    In addition to delivering the confirmation and notice to purchasers as provided in paragraph 2.02 and the confirmation of tendering Common Shareholders as provided in paragraph 2.04, Goldman Sachs will also provide statements to Shareholders as described in the Stockholder Documents.
3.    DIVIDENDS AND DISTRIBUTIONS
3.01.    With respect to those dividends and distributions to Common Shareholders which the Company has determined to satisfy in additional shares of Common Stock or which the Common Shareholders have elected to reinvest in additional shares of Common Stock pursuant to the Company’s distribution reinvestment plan, Goldman Sachs shall credit the account of such Common Shareholders with the requisite number of additional shares of the applicable class or series of Common Stock relative to each such dividend or distribution. With respect to any other dividends and distributions to Common Shareholders, Goldman Sachs shall disburse such dividends or distributions to Common Shareholders in accordance with the Stockholder Documents and/or instructions from the Company.
3.02.    With respect any dividends or distributions to those record holders of shares of Preferred Stock (“Preferred Shareholders”), if any, Goldman Sachs shall disburse any such dividends or distributions to such Preferred Shareholders in accordance with the provisions of the Stockholder Documents, the Organizational Documents (as defined below), including any Certificate of Designation of Preferred Stock, or any instructions.
4.    ADDITIONAL DUTIES
4.01.    Goldman Sachs shall establish and maintain a separate account with respect to each holder of Shares (“Shareholder”) and Goldman Sachs is hereby authorized to process dividends, distributions, purchases of Shares, and repurchases of Shares within such accounts in accordance with the terms of this Agreement. Goldman Sachs shall maintain records showing for each Shareholder’s account the following: (a) name, address, tax identification number and number of Shares held; (b) historical information regarding the account, including dividends and distribution paid and date and price for all transactions; (c) any stop or restraining order placed against the account; (d) information with respect to withholdings; (e) any dividend or distribution reinvestment order, dividend or distribution address and correspondence relating to the current maintenance of the account; and (f) any information required in order for Goldman Sachs to perform the services and calculations and make the determinations contemplated or required by this Agreement.
4.02.    Goldman Sachs shall report abandoned property to state authorities as authorized by the Company in accordance with the policies and procedures agreed upon by the Company and Goldman Sachs.

4.03.    Goldman Sachs will provide the Company with periodic reports on investor trading activity in the Company based on parameters provided to Goldman Sachs by the Company, as amended from time to time and agreed to by Goldman Sachs.
4.04.    The Company may elect to delegate to Goldman Sachs certain agreed-to anti-money laundering (“AML”) duties pursuant to the AML program of the Company with respect to the ownership of, and transaction in, Shares of the Company for which Goldman Sachs maintains the applicable Shareholder information.
4.05.    Goldman Sachs shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable the Company and Goldman Sachs to meet their respective obligations under: (i) the Stockholder Documents; (ii) the required recordkeeping and reporting provisions of the 1934 Act, particularly Section 17A thereof, and state securities or “Blue Sky” laws, and the rules and regulations thereunder; and (iii) applicable federal and state tax laws and regulations thereunder.
4.06.    All records maintained by Goldman Sachs in connection with the performance of its duties under this Agreement will remain the property of the Company, shall be returned to the Company promptly upon request and, in the event of termination of this Agreement, will be promptly returned to or delivered as directed by the Company. Such records may be inspected by the Company at reasonable times. In the event such records are returned to or delivered as directed by the Company, Goldman Sachs may at its option retain copies of such records.
4.07.    Goldman Sachs shall furnish to the Company: (a) information as to the Shares distributed or to be distributed in each state for “Blue Sky” purposes at such times and in such degree of detail as is necessary for the Company to verify the satisfaction of, or to satisfy its obligations to register or complete a notice filing with respect to such Shares under, applicable “Blue Sky” laws, and (b) copies of Shareholder lists and such other information and statistical data as may reasonably be requested in instructions.
4.08.    Goldman Sachs shall file with the Internal Revenue Service and with the appropriate state agencies, and, if required, mail to Shareholders such returns for reporting:
(i)    return of capital, dividends and distributions paid, credited or withheld as are required by the Stockholder Documents or applicable law or regulation to be so filed and mailed and
(ii)    expenses incurred by the Company as are required by applicable federal law.
4.09.    Goldman Sachs will provide each Shareholder with a confirmation for each transaction or an individual statement as may be described in the Stockholder

Documents. Upon request from a Shareholder, Goldman Sachs shall prepare and deliver a statement showing all activity in such Shareholder’s account.
4.10.    Goldman Sachs shall deliver such notices of meetings and other material supplied to it by the Company in connection with Shareholder meetings of the Company and shall receive, examine and tabulate returned proxies and certify the vote to the Company, all as and to the extent requested by the Company.
4.11.    Goldman Sachs shall deliver offering documents, notifications of repurchase offers and financial reports to current Shareholders upon request by the Company.
4.12.    Goldman Sachs shall cooperate with the Company and the Company’s independent public accountants in connection with: (a) the preparation of reports to Shareholders, to the Securities and Exchange Commission (including all required periodic and other reports), to state securities commissioners, and to others, (b) annual and other audits of the books and records of the Company, and (c) other matters of a like nature.
4.13.    Goldman Sachs shall maintain procedures and systems reasonably designed to safeguard from loss or damage attributable to fire, theft, misuse or any other cause the Company’s records and other data and Goldman Sachs’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder.
4.14.    Goldman Sachs shall maintain expedited repurchase and dividend instructions from Shareholders in the form of such records as are necessary to honor telephone, telegraph or other repurchase requests from Shareholders without signature guarantee and to effect the payment of dividends and distributions in accordance with the provisions of the Stockholder Documents. Goldman Sachs shall apply such instructions as necessary to effect dividends, distributions, repurchases and other transactions in accordance with the provisions of the Stockholder Documents. Goldman Sachs shall establish and maintain procedures reasonably designed to ensure the accuracy, safekeeping and proper application of records of expedited repurchases and dividend instructions.
4.15.    Goldman Sachs shall respond to written inquiries as required by applicable law, including Rule 17Ad-5 under the 1934 Act.
4.16.    Goldman Sachs, in the performance of its duties hereunder:
(a)    shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in the like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and
(b)    shall act in conformity with the Company’s Articles of Amendment and Restatement, Certificate of Incorporation, Bylaws or other organizational or governance documents (such documents, as presently in effect and as amended from time to time and provided to Goldman Sachs by the Company, are herein called the “Organizational Documents”), the Stockholder Documents and any instruction, and will subject to the standard set forth in paragraph 4.16(a) above, comply with and conform to the requirements of the 1934 Act, particularly Section 17A thereof, and all other applicable federal and state laws, regulations and rulings; and
(c)    shall not be liable for any damages, including those resulting from its failure to perform its obligations under the terms of this Agreement, provided such damages or failure are due to an act of God, equipment or transmission failure, strike or other cause reasonably beyond its control.
5.    INSTRUCTIONS
5.01.    Goldman Sachs shall be deemed to have received instructions (as that term is used herein) upon receipt of written instructions (including receipt by email or facsimile), which may be continuing instructions, approved by a majority of the Board of Directors of the Company or by a person that the Directors shall have from time to time authorized to give the particular class of instructions in question. Different persons may be authorized to give instructions for different purposes, and instructions may be general or specific in terms. A certified copy of the relevant Organizational Document, resolution or action of the Board of Directors of the Company may be received and accepted by Goldman Sachs as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt by Goldman Sachs of written notice to the contrary.
5.02.    At any time Goldman Sachs may apply to any Director or officer of the Company or any person authorized to give instructions, and may consult with legal counsel to the Company, with respect to any matter arising in connection with the services to be performed by Goldman Sachs under this Agreement, and Goldman Sachs and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.
5.03.    The Company shall provide instructions to Goldman Sachs from time to time as to, among other things, (i) the existence or termination of any restrictions on the transfer of any Shares, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) instructions regarding dividends and (iv) the requirement for a stop transfer order to attach to any Shares or for any other notation or transfer restriction to attach to any Shares.
6.    COMPENSATION
6.01.    Upon breaking escrow in its initial private offering, the Company will pay to Goldman Sachs a transfer agency fee (the “Transfer Agency Fee”) equal to 0.05%

of the Company’s average net asset value (“NAV”) at the end of the then-current quarter and the prior calendar quarter (and, in the case of the first quarter following escrow break, the NAV as of such quarter-end) per annum payable quarterly. Goldman Sachs shall receive the Transfer Agency Fee as compensation for services rendered hereunder, quarterly in arrears.
6.02.    Unless otherwise provided in this Agreement, Goldman Sachs shall bear its internal costs of providing its services under this Agreement. Notwithstanding the foregoing, Goldman Sachs may engage third-party agents to assist it in carrying out its obligations hereunder. Nothing in this Agreement shall restrict the ability of the Company and/or its external adviser to pay servicing and other fees to Goldman Sachs and/or its agents for services performed outside the terms of this Agreement.
6.03.    The Company shall be directly responsible for the costs associated with the bank accounts maintained to support the settlement of Shareholder activity, including but not limited to purchases, repurchases, dividends and capital gains and will benefit directly from any net earnings credits associated with these bank accounts. The bank accounts will be held in the name of Goldman Sachs or the Company’s registered sub-transfer agent for the benefit of the Company. All charges or earning credits will be allocated to the Company by Goldman Sachs no less frequently than quarterly.
6.04.    The Company and Goldman Sachs recognize that future regulatory obligations of Goldman Sachs in respect of the transfer agency services that it provides to the Company may cause the apportionment of responsibilities and resulting compensation described hereunder to be reevaluated by the parties in good faith.
7.    INDEMNIFICATION
7.01.    The Company hereby agrees to indemnify and hold harmless Goldman Sachs, its officers, partners and employees and each person, if any, who controls Goldman Sachs (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Goldman Sachs’ actions hereunder. The Company will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.
7.02.    It is understood, however, that nothing in this Section 7 shall protect any Indemnified Party, or entitle any Indemnified Party to indemnification against any liability to the Company or its Shareholders to which such party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of the reckless disregard of the obligations and duties under this Agreement by any Indemnified Party.

8.    TERM OF AGREEMENT
8.01.    This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, which agreement shall be preceded by approval of the Directors, including the Directors who are not interested persons of the Company or Goldman Sachs, and may be terminated (except as to paragraphs 7.01 and 7.02) by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect no sooner than 120 days after the date of such delivery or mailing.
8.02.    Goldman Sachs and the Company may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.
9.    MISCELLANEOUS
9.01.    Without limiting the other provisions hereof, notice and other writings delivered or mailed postage prepaid to the Company in care of Goldman Sachs & Co. LLC, 71 South Wacker, Chicago, Illinois 60606, Attention: Shareholder Services, or to such other address as the Company or Goldman Sachs may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.
9.02.    This Agreement shall be binding on and shall inure to the benefit of the Company and Goldman Sachs and their respective successors, shall be construed according to the laws of New York and may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement may not be assigned by Goldman Sachs. The term “assigned” shall be construed consistently with the term “assignment” as defined in Section 2(a)(4) of the Investment Company Act of 1940 and Rule 2a-6 thereunder as if such Rule applied to transfer and dividend disbursing agents. The headings in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation, shall mean such statute or regulation as amended and in effect from time to time.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Transfer Agency Agreement as of the day and year first written above.

GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC

By:	/s/Mallika Sinha
Name:	Mallika Sinha
Title:	Chief Financial Officer and Treasurer

GOLDMAN SACHS & CO. LLC

By:	/s/Grant Innes
Name:	Grant Innes
Title:	Managing Director
[signature page to Amended and Restated Transfer Agency Agreement]